Exhibit 7

U.S. Bank National Association

Statement of Financial Condition

As of 6/30/2009

($000’s)

6/30/2009
Assets
Cash and Balances Due From Depository Institutions	$6,526,915
Securities	38,971,863
Federal Funds	3,558,381
Loans & Lease Financing Receivables	180,342,925
Fixed Assets	4,176,818
Intangible Assets	12,451,763
Other Assets	14,416,029

Total Assets	$260,444,694

Liabilities
Deposits	$174,406,310
Fed Funds	11,988,123
Treasury Demand Notes	0
Trading Liabilities	385,470
Other Borrowed Money	34,999,265
Acceptances	0
Subordinated Notes and Debentures	7,779,967
Other Liabilities	6,530,991

Total Liabilities	$236,090,126

Equity
Minority Interest in Subsidiaries	$1,647,451
Common and Preferred Stock	18,200
Surplus	12,642,020
Undivided Profits	10,046,897

Total Equity Capital	$24,354,568

Total Liabilities and Equity Capital	$260,444,694

To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association

By:	/s/ Susan Freedman
Vice President
Date:	October 6, 2009